UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 1, 2015

Date of Report (Date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Townsend Street

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 543-7696

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 3, 2015, Advent Software, Inc. (“we,” “us,” “Advent” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of Advent shareholders scheduled to be held on April 14, 2015 (the “Special Meeting”).  As previously disclosed, on February 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, SS&C Technologies Holdings, Inc., a Delaware Corporation (“SS&C”) and Arbor Acquisition Corporation, (“Merger Sub”) a Delaware corporation and a wholly owned subsidiary of SS&C.

As previously disclosed in the Definitive Proxy Statement, three putative class action complaints challenging the transactions contemplated by the Merger Agreement were filed by purported Advent stockholders in the Court of Chancery of the State of Delaware (the “Court”), which complaints have been consolidated under the caption In re Advent Software, Inc., C.A. No. 10623-VCL (the “Consolidated Action”).

On April 1, 2015, following expedited discovery, the parties to the Consolidated Action entered into a memorandum of understanding (the “MOU”) setting forth the terms of a settlement of the Consolidated Action.

The settlement will not affect the timing of the merger or the amount or form of consideration to be paid in the merger. The terms of the settlement are described below in greater detail.

Pursuant to the proposed settlement, and without admitting any wrongdoing or that the supplemental disclosures are material or required to be made, we have agreed to make the amended and supplemental disclosures set forth below.  Important information concerning the proposed merger is set forth in the Definitive Proxy Statement.  The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in this Current Report on Form 8-K.  Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.

AMENDED AND SUPPLEMENTAL DISCLOSURE

In the settlement of the referenced lawsuits as set forth in this Current Report on Form 8-K, Advent agreed to make these amended and supplemental disclosures to the Definitive Proxy Statement.  Without admitting in any way that the disclosures below are material or otherwise required by law, Advent makes the following amended and supplemental disclosures:

The following disclosure supplements the discussion in the definitive proxy statement captioned “Legal Proceedings Regarding the Merger” by amending and restating those sections as they appear on pages 12 and 71.

Following the announcement of the proposed merger, three putative class action complaints challenging the transactions contemplated by the Merger Agreement were filed by purported Advent stockholders in the Court of Chancery of the State of Delaware (the “Court”) against Advent, the Board of Directors, SS&C and Merger Sub (“Defendants”).  The complaints were captioned Chitwood v. Advent Software, Inc., et al., Case No. 10623-VCL, City of Atlanta Firefighters’ Pension Fund v. David Peter F. Hess, Jr., et al., Case No. 10633-VCL, and Klein v. Advent Software, Inc., et al., Case No. 10670-VCL.  The complaints were consolidated into a single action by a February 25, 2015 court order and captioned In re Advent Software, Inc., C.A. No. 10623-VCL (the “Consolidated Action”).  On February 27, 2015, plaintiffs filed a Verified Consolidated Amended Class Action Complaint (the “Consolidated Complaint”).  The Consolidated Complaint generally alleges, among other things, that the Board of Directors breached its fiduciary duties to Advent’s stockholders by engaging in a flawed sales process, agreeing to a transaction price that does not adequately compensate Advent stockholders, agreeing to certain deal protection provisions in the Merger Agreement that the plaintiffs allege impede or preclude a potential topping bid, and allegedly failing to disclose material information regarding the proposed merger.  The Consolidated Complaint also asserts that Advent, SS&C and Merger Sub aided and abetted the Board of Directors’ breaches of fiduciary duties.  The Consolidated Complaint seeks to enjoin the merger or, alternatively, seeks an award of rescissory or other compensatory damages in the event it is consummated, as well as attorneys’ fees and costs.

On March 4, 2015, plaintiffs filed a motion for an order preliminarily enjoining the Advent stockholder vote on the adoption of the Merger Agreement and approval of the Merger.  The Court scheduled a hearing on plaintiffs’ motion for April 10, 2015.

On April 1, 2015, following expedited discovery, the parties to the Consolidated Action entered into a memorandum of understanding (“MOU”) setting forth the terms of a settlement of the Consolidated Action.  Pursuant to the MOU, and without admitting any wrongdoing or that these supplemental disclosures are material or required to be made, defendants agreed to include in this Form 8-K certain supplemental disclosures demanded by plaintiffs in the Consolidated Action. The MOU further provides that, among other things, (a) the plaintiffs in the Consolidated Action will withdraw their motion to preliminarily enjoin the shareholder vote at the Special Meeting; (b) the parties will negotiate a definitive stipulation of settlement (the “Stipulation”) and will submit the Stipulation to the Court for review and approval; (c) the Stipulation will provide for dismissal of the Consolidated Action with prejudice; (d) the Stipulation will include a release of defendants of claims relating to, among other things, the merger and the Merger Agreement; and (e) the settlement is conditioned on, among other things, consummation of the merger, completion of confirmatory discovery, class certification, and final approval of the settlement by the Court after notice to the Advent’s stockholders. Defendants believe that the allegations and claims in the Consolidated Action are without merit and, if the settlement does not receive final approval, intend to defend against them vigorously. Defendants are entering into the settlement solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest. The settlement will not affect the timing of the merger or the amount or form of consideration to be paid in the merger.

The following supplemental disclosure amends and replaces in their entirety the third and fourth sentences of the second paragraph on page 35 of the Definitive Proxy Statement concerning the Background to the Merger.

After such discussion, the Board concluded that the risks associated with an outreach process, which included a risk of leaks and management distraction, outweighed the potential benefits and likelihood of success and determined that Advent should continue to execute on its growth strategy as an independent company. During this time period, the Company also considered a large potential acquisition of assets from a competitor and had discussions with four private equity firms as potential financial partners in connection therewith, but ultimately concluded not to pursue such transaction.

The following supplemental disclosure is added following the fifth sentence of the second paragraph on page 35 of the Definitive Proxy Statement concerning the Background to the Merger.

Advent did not contact potential strategic buyers at the time because the Board of Directors decided that, given the competitive concerns associated with contacting peers and competitors, it would first contact private equity buyers to determine whether they might be interested in offering a sufficiently attractive price to warrant broadening the process to include potential strategic buyers.

The following supplemental disclosure amends and replaces in its entirety the third-to-last sentence of the second paragraph on page 35 of the Definitive Proxy Statement concerning the Background to the Merger.

The preliminary contact with SS&C did not lead to any negotiations between the parties at that time, or discussions of purchase price, structure, or entry into a non-disclosure agreement.

The following supplemental disclosure amends and restates in its entirety the first sentence of the third paragraph on page 35 of the Definitive Proxy Statement concerning the Background to the Merger.

Following the conclusion of the Strategic Review, the Board of Directors evaluated potential alternatives to return value to stockholders including an acquisition, a share repurchase, and various dividend programs, including adding leverage to the Company’s capital structure, and, in June 2013, determined to return value to stockholders, via a special dividend.

The following supplemental disclosure amends and replaces in its entirety the third sentence of the third full paragraph on page 36 of the Definitive Proxy Statement concerning the Background to the Merger.

The Board noted that SS&C had in prior years indicated an interest in exploring an acquisition of the Company, and considered the potential seriousness of SS&C’s interest in the Company.  The Board also noted that the Company’s 2015 operating plan and 2015-2017 three-year plan projected results for fiscal years 2015-2017 that anticipated slower growth rates than those projected in the five-year operating plan prepared in March 2013 in connection with the Strategic Review.  The Board further noted that the price range of $40.00 to $45.00 was substantially higher than the non-binding proposals of $28.50 to $31.50 per share received during the Strategic Review (particularly taking into account the $9.00 per share Special Dividend that had been paid after the Strategic Review).    The Board discussed the advisability of continuing conversations with SS&C and determined that, while the Board had not decided to sell the Company, given the premium implied by SS&C’s indicative range, it was in the best interests of Advent’s stockholders for Mr. Hess to continue discussions with SS&C in order to gauge the seriousness of SS&C’s interest and to determine what specifically SS&C would be willing to pay to acquire Advent.

The following supplemental disclosure is added following the last sentence in the first continued paragraph on page 37 of the Definitive Proxy Statement concerning the Background to the Merger.

At a dinner following that meeting, Mr. Stone indicated to Mr. Hess that if the acquisition by SS&C of Advent were to happen, Mr. Stone would be interested in having certain members of Advent senior management continue to work for SS&C following the close of the transaction.  Mr. Hess advised Mr. Stone that he would not consider or discuss the possibility of any potential future employment for himself (or anyone at Advent) until after the parties reached agreement on the terms of a transaction.   Mr. Hess later reported this conversation to the Board, and confirmed that he would not discuss his potential post-transaction employment until after the Board reached an agreement on the terms of a transaction with SS&C.

The following supplemental disclosure replaces the first full paragraph on page 37 of the Definitive Proxy Statement concerning the Background to the Merger.

On December 19, 2014, at a special meeting of the Board, Mr. Hess reported to the Board the discussion at the management meeting. Representatives of Qatalyst Partners, present at the meeting at the invitation of the Board, led the Board through a discussion of SS&C’s ability to finance a transaction, indicating that a transaction fully financed with debt, particularly at the higher end of the $40.00 to $45.00 per share range, could be challenging for SS&C given the requisite leverage ratio (measured as debt to EBITDA) that the Board believed SS&C would not exceed. The Board also discussed, together with representatives of Qatalyst Partners, whether to contact other parties to gauge their potential interest in a transaction. The Board considered the view that with respect to strategic parties, no other strategic party had indicated any significant interest in Advent following the market speculations regarding the Strategic Review and concluded, after discussions with representatives of Qatalyst Partners and based on the Board’s knowledge of the likely potential acquirers in the industry, none likely had the strategic interest and financial capability to acquire Advent at a superior price to the $40.00 to $45.00 price range.  The Board also considered the potential interest of private equity sponsors in acquiring the Company.  As part of this consideration, the Board discussed with representatives of Qatalyst Partners the degree to which it would be challenging for such sponsors to reach the higher end of the $40.00 to $45.00 price range, and given constraints on financing on commercially attractive terms for such bidders, Advent’s current financial profile, including but not limited to the fact that its standalone current and forecasted growth and equity margins would not support the valuation, the lack of strategic synergies from sponsors, and the rates of return typically expected by such firms, the Board concluded that private equity sponsors would be very unlikely to be able to reach the higher end of the $40.00 to $45.00 price range. The Board and its advisors also discussed the risks of a leak concerning its discussions with SS&C, including the corresponding risk of negatively impacting relationships with customers, suppliers, and employees.  As part of this discussion, the Board noted that there had been leaks at the time the Company conducted its Strategic Review, and no other indications of interest had been submitted in the aftermath of such leaks. The Board also discussed the potential of delays or cancellations of customer orders if a leak occurred and instability and distraction in the Company’s customer and employee base, and the effect of such potential disruption as the Company approached the end of the year.  After discussion, the Board determined that it should await a proposal from SS&C prior to making a definitive decision on whether outreach to other parties was in the best interests of Advent’s stockholders. The Board also resolved at this meeting to authorize a special Strategic Transaction Committee, consisting of Wendell Van Auken, Stephanie DiMarco, Jim Kirsner and Rob Tarkoff, to facilitate decision-making at the Board-level in light of a potentially fast paced negotiation and to oversee the day-to-day negotiations with SS&C and any potential outreach to other buyers. The Board also formally resolved to retain Qatalyst Partners.

The following supplemental disclosure is added to the end of the third full paragraph on page 37 of the Definitive Proxy Statement concerning the Background to the Merger.

The Strategic Transaction Committee also determined the agenda of items to be discussed by the full Board including again considering whether other potential bidders should be contacted, the likelihood of interest by other potential bidders, and the risks of contacting other bidders.

The following supplemental disclosure amends and restates in its entirety the fourth sentence of the last paragraph starting on page 37 and carrying over to page 38 of the Definitive Proxy Statement concerning the Background to the Merger.

Representatives of Qatalyst Partners also again presented their views on other potential bidders for Advent and discussed SS&C’s likely need for additional sources of financing at purchase prices that would otherwise require debt financing of more than 5.5X net leverage given SS&C’s statement regarding leverage in its December 22, 2014 non-binding proposal and subsequent discussions with representatives of SS&C.

The following supplemental disclosure amends and restates in its entirety the sixth sentence of the last paragraph starting on page 37 and carrying over to page 38 of the Definitive Proxy Statement concerning the Background to the Merger.

These factors included, but were not limited to, the view that the Company was very familiar with Advent’s market and the other potential strategic acquirers of the Company, and none of these companies (other than SS&C) had indicated an interest in acquiring the Company, including following the leak at the time of the Company’s Strategic Review; that further discussion with representatives of Qatalyst Partners had again indicated that private equity sponsors were unlikely to be able to pay a price for the Company that was higher than that potentially being offered by SS&C, as such a price would not allow private equity sponsors to achieve the types of returns typically sought by these sponsors; and the risks of leaks from a broader process at this stage.  The Board weighed the potential for a higher offer from either a wide or a limited outreach process against the potential delays and concomitant execution risk to a transaction with SS&C, the risk of management distraction, and the heightened risk of an inadvertent public disclosure regarding a possible transaction that could create other risks to Advent.

The following supplemental disclosure amends and restates in its entirety the fourth sentence of the third full paragraph on page 38 of the Definitive Proxy Statement concerning the Background to the Merger.

The Strategic Transaction Committee ultimately determined, based in part on prior feedback provided to representatives of Qatalyst Partners by representatives of Morgan Stanley, that the use of equity consideration was unlikely to result in a higher per share value unless the equity consideration were to constitute a material percentage of the deal consideration, which would expose Advent stockholders to additional risks associated with deal timing, deal uncertainty, and the volatility of equity.

The following supplemental disclosure amends and replaces in its entirety the second and third sentences of the last paragraph starting on page 38 and carrying over to page 39 of the Definitive Proxy Statement concerning the Background to the Merger.

After summarizing the updated proposal, representatives of Qatalyst Partners and Mr. Hess each expressed their view that, in their judgments and based on the previous conversations with Mr. Stone and Morgan Stanley, as well as SS&C’s financing capacity, it was unlikely that Advent could obtain a price above $44.25 in a transaction with SS&C.  Further, with regard to any other potential strategic acquiror, Mr. Hess and representatives of Qatalyst Partners each expressed their view that based on their experience and the Company’s prior experience during the Strategic Review process, it was unlikely that any other strategic acquiror would have interest in acquiring the Company at a valuation higher than the SS&C proposal.  As part of these discussions, the Board also discussed with representatives of Qatalyst Partners the price a private equity firm would reasonably be expected to pay to acquire Advent and still obtain a sufficient rate of return.  For example, the Board noted in this discussion that to achieve customary rates of returns ranging from 15% to 25% per year, based on assumptions deemed to be appropriate with respect to certain matters, including debt sources, interest rates, and exit valuations, a private equity firm would be very unlikely to acquire the Company at a valuation higher than the SS&C proposal unless such firm expected future financial performance of the Company to be substantially better than the Management Projections.   Representatives of Qatalyst Partners also reviewed with the Board financial aspects of the transaction in light of the higher per share price.

The following supplemental disclosure amends and restates in its entirety the last sentence of the third paragraph on page 40 of the Definitive Proxy Statement concerning the Background to the Merger.

Representatives of Qatalyst Partners then reviewed with the Board Qatalyst Partners’ financial analyses of the $44.25 per share cash consideration to be received by holders of shares of Advent common stock pursuant to the Merger Agreement.

The following supplemental disclosure amends and restates in its entirety the last sentence of the fourth paragraph on page 40 of the Definitive Proxy Statement concerning the Background to the Merger.

Consistent with Mr. Hess’ discussions with the Board, the executives did not discuss potential compensation or specific job responsibilities, and there otherwise have not been any agreements, arrangements, or understandings with respect to the post-transaction employment of Advent executive officers.

The following supplemental disclosure is added following the second sentence of the last paragraph starting on page 40 and carrying over to page 41 of the Definitive Proxy Statement concerning the Background to the Merger.

The Board received information indicating, among other things, that the $44.25 per share price represented an implied transaction premium of 26% to the last-twelve-months high share price, as compared to a last-twelve-months high share price premium range of 17% to 26% for 5 selected transactions by publicly traded companies in the financial technology industry, which we refer to as FinTech, as listed in the “Selected Transactions Analysis,” and an implied transaction premium of 72% to the last-twelve-months low share price, as compared to a last-twelve-months low share price premium range of 60% to 129% for the 5 selected public FinTech transactions listed in the “Selected Transactions Analysis.”

The following supplemental disclosure amends and restates in its entirety bullet (b) at the top of page 47 of the Definitive Proxy Statement concerning the Opinion of Qatalyst Partners LP.

(b)

the implied net present value of a corresponding terminal value of Advent, calculated by multiplying the estimated unlevered free cash flow in calendar year 2019, based on the Management Projections, by a range of multiples of enterprise value to next-twelve-months estimated unlevered free cash flow of 15.0x to 23.0x, selected by Qatalyst Partners based on its professional judgment (such multiples corresponding to a range of implied perpetuity growth rates from 1.1% to 6.4%), and discounted to present value using the same range of discount rates used in item (a) above;

The following supplemental disclosure amends and restates in its entirety the table that appears beneath the first paragraph of the subsection captioned “Selected Companies Analysis” on page 47 of the Definitive Proxy Statement concerning the Opinion of Qatalyst Partners LP.

Selected FinTech Companies	Equity Value/CY2015E Levered FCF Multiple
Fiserv, Inc.	18.3x
SEI Investments Company	19.7x
FactSet Research Systems Inc.	22.9x
SS&C Technologies Holdings, Inc.	21.1x
DST Systems, Inc.	15.5x
Temenos Group AG	18.9x
Fidessa group plc	27.5x
SimCorp A/S	24.1x
Bottomline Technologies, Inc.	22.6x

The following supplemental disclosure replaces the table that appears beneath the first paragraph of the subsection captioned “Selected Transactions Analysis” on page 48 of the Definitive Proxy Statement concerning the Opinion of Qatalyst Partners LP.

Announcement Date	Target	Acquiror	LTM Revenue	NTM Revenue	LTM EBITDA	NTM EBITDA	LTM LFCF	NTM LFCF	LTM P/E	NTM P/E
3/19/2012	Misys	Vista Equity Partners	3.4x	3.1x	13.9x	10.0x	23.2x	20.5x	23.3x	16.7x
3/14/2012	GlobeOp Financial Services S.A.	SS&C Technologies Holdings, Inc.	3.6x	3.1x	11.6x	10.2x	19.1x	—	21.2x	18.1x
3/1/2010	RiskMetrics Group, Inc.	MSCI, Inc.	5.3x	5.0x	14.5x	13.7x	22.1x	22.1x	27.5x	26.2x
7/27/2005	SS&C Technologies Holdings, Inc.	The Carlyle Group	—	5.1x	—	16.0x	—	—	—	28.0x
3/28/2005	SunGard Data Systems, Inc.	Investor Group	3.2x	3.0x	10.7x	10.1x	21.6x	20.4x	25.7x	23.2x

The following disclosure amends and restates in its entirety the last sentence of the first paragraph on page 51 of Definitive Proxy Statement concerning Management Projections.

The Management Projections for calendar years 2015 and 2016, other than unlevered free cash flow, were also made available to SS&C in connection with its and its lenders’ due diligence review, and were the only financial forecasts provided to SS&C.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger, the Company filed the Definitive Proxy Statement and a form of proxy with the SEC on March 3, 2015, and the Definitive Proxy Statement and a form of proxy were mailed to the stockholders of record as of February 27, 2015, the record date fixed by the Company’s board of directors for the special meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. The Company’s stockholders will also be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents by directing a request by mail by requesting them in writing or by telephone from us at the following address:

Advent Software, Inc.

Attn: Investor Relations

600 Townsend Street

San Francisco, CA 94103

NOTE ON FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K, and the documents to which we refer you herein and in the Definitive Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts.  You can typically identify forward-looking statements by the use of forward-looking words, such as “may”, “should”, “could”, “project”, “believe”, “anticipate”, “expect”, “estimate”, “continue”, “potential”, “plan”, “forecast” and other words of similar import.  Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this document or our Definitive Proxy Statement, and the following factors:

•                  the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the merger, including receipt of the required regulatory approval;

•                  the failure by SS&C to obtain the necessary debt financing set forth in the debt commitment letter entered into in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the other transactions contemplated by the Merger Agreement;

•                  the risk that the Merger Agreement may be terminated in circumstances that require us to pay SS&C a termination fee of $80 million or reimburse SS&C’s expenses related to the transactions contemplated by the Merger Agreement up to $12.5 million;

•                  the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•                  risks that the proposed merger disrupts our current operations or affects our ability to retain or recruit key employees;

•                  the inability to pursue alternative business opportunities, including acquisitions, or make changes to our business during the pendency of the merger and other restrictions on our ability to conduct our business, including prohibiting our ability to declare dividends;

•                  the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•                  the fact that, if the merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Advent’s current strategy as an independent company;

•                  the possibility that SS&C could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Advent’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the merger;

•                  the fact that under the terms of the Merger Agreement, Advent is unable to solicit other acquisition proposals during the pendency of the merger;

•                  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including but not limited to the possibility of slowing new license sales and renewals by clients;

•                  the amount of the costs, fees, expenses and charges related to the Merger Agreement or the merger;

•                  risks related to the merger diverting management’s or employees’ attention from ongoing business operations; and

•                  risks that our stock price may decline significantly if the merger is not completed.

Consequently, all of the forward-looking statements that we make in this Current Report on Form 8-K are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q.  No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.  Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENT SOFTWARE, INC.

	By:	/s/ James S. Cox
James S. Cox
Executive Vice President and Chief Financial Officer

Date: April 1, 2015